Filed Pursuant to Rule 424(b)(5)
Registration No. 333-288955
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 25, 2025)

DIVIDEND REINVESTMENT
AND DIRECT STOCK PURCHASE PLAN
2,452,692 Shares of Common Stock, no Par Value
Portland General Electric Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) provides a simple and convenient way to invest in shares of common stock, no par value, of Portland General Electric Company (“PGE” or the “Company”). Participation in the Plan is open to all interested investors, regardless of whether they are already shareholders of the Company. Anyone who participates in the Plan will be considered a “Participant.”
Participants in the Plan may:
•	Elect to reinvest cash dividends in additional shares of our common stock;
•	Buy shares of our common stock conveniently;
•	Deposit common stock certificates with the Plan administrator for safekeeping; and
•	Sell shares of our common stock or transfer shares to other Plan participants.
Participation in the Plan is strictly voluntary. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends when, as and if declared. Participants in the Plan may terminate their participation at any time.
Our common stock is quoted on the New York Stock Exchange under the ticker symbol “POR.” The last reported sale price of our common stock on July 24, 2025 was $39.73 per share.
Investing in our common stock involves risks. See “Risk Factors” on page S-2 of this prospectus supplement and under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024 and in other filings we make with the Securities and Exchange Commission from time to time.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 25, 2025.
You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

PROSPECTUS SUPPLEMENT
PROSPECTUS
i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. This document contains two parts. The first part is this prospectus supplement, which describes the Plan and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the Plan. If the description of the information relevant to the Plan varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. Before purchasing any shares of common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference, or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “PGE,” “the Company,” “we,” “our” or “us” refer to Portland General Electric Company and its subsidiaries.

RISK FACTORS
In considering whether to purchase our common stock, you should carefully consider all of the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and, if applicable, subsequently filed periodic or current reports, which are also incorporated by reference in this prospectus supplement. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Careful consideration should also be given to the risks described below in the section titled “Information Regarding Forward-Looking Statements,” as well as the following additional risks described below:
Risks associated with our common stock
The price of our common stock may be volatile. This volatility may affect the price at which you could sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the market price of our common stock.
The market price for our common stock has historically experienced, and may continue to experience, volatility. This volatility may affect the price at which you could sell our common stock, and the sale or issuance of substantial amounts of our common stock, or the perception that such sales or issuances could occur, could adversely affect the market price of our common stock. In addition, the availability for sale of substantial amounts of our common stock could adversely impact its market price. Likewise, the forward sale agreements that we may enter into as described herein, or the expectation that those issuances will occur, may have a similar effect. Any of the foregoing may also impair our ability to raise additional capital through the sale of our equity securities. The market price of our common stock may be influenced by many factors, some of which are beyond our control, including the factors discussed above under “Cautionary Note Regarding Forward-Looking Statements” or elsewhere in this Risk Factors section and the following:
•	actual or anticipated fluctuations in our operating results or our competitors’ or peers’ operating results;
•	actions by applicable regulatory authorities;
•	announcements by us, our competitors or our partners of significant contracts, acquisitions, divestitures or strategic investments;
•	our growth rate and our competitors’ or peers’ growth rates;
•	the financial markets and general economic conditions;
•
changes in stock market analyst recommendations regarding us, our competitors, our peers or the energy infrastructure, gas and electricity services industries generally, or lack of analyst coverage of our common stock;

•
sales of our common stock by our executive officers, directors and significant shareholders or sales of substantial amounts of our common stock or securities convertible into or exchangeable for our common stock; and

•	changes in the amount of our common stock dividends per share, the common stock dividends per share paid by our competitors and interest rates.
We may be unable to, or may choose not to, continue to pay dividends on our common stock at current or planned rates or at all and, in some circumstances, the payment of dividends may be limited by the terms of our debt instruments.
We have historically paid regular quarterly dividends on our common stock. However, the declaration of dividends is at the discretion of our board of directors and is not guaranteed. Any future payments of cash dividends, and the amount of any cash dividends we pay, on our common stock and any series of our preferred stock we may issue in the future will depend on, among other things, our financial condition, capital requirements and results of operations, and the ability of our subsidiaries and investments to distribute cash to us, as well as other factors that our board of directors may consider relevant. If we were to reduce the amount of cash dividends per share payable on our common stock, fail to increase the amount of those cash dividends per share in the future in accordance with market expectations, or at all, or cease paying those cash dividends altogether, it would likely have an adverse impact, which may be material, on the market price of our common stock and any series of preferred stock we may issue in the future.
In addition, the terms of our debt instruments may limit our payment of dividends. Under our Indenture of Mortgage and Deed of Trust, dated July 1, 1945, as amended and supplemented to date, between Portland General Electric Company and Computershare Trust Company, National Association (successor trustee to Wells Fargo Bank, National Association, successor trustee to HSBC Bank USA, National Association), so long as any of our first mortgage bonds are outstanding, we may not pay or declare dividends (other than stock dividends) on common stock or purchase or retire for a consideration (other than in exchange for other shares of our capital stock or the proceeds from the sale of other shares of our capital stock) any shares of capital stock of any class, if the aggregate amount distributed or expended after December 31, 1944 would exceed the aggregate amount of our net income, as adjusted, available for dividends on our common stock accumulated after December 31, 1944. As of December 31, 2024, approximately $402 million of accumulated net income was available for payment of dividends under this provision.
Further, under Oregon law, our board of directors may not declare and pay dividends on shares of our common stock or any series of preferred stock we may issue unless after giving effect to such dividend, in the judgment of our board of directors: (a) we would be able to pay our debts as they become due in the usual course of business; and (b) our total assets would at least equal the sum of our total liabilities plus the amount that would be needed if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Further, even if we are permitted under our contractual obligations and Oregon law to declare and pay cash dividends on the shares of common stock and any series of preferred stock we may issue, we may not have sufficient cash to declare and pay dividends in cash on the outstanding shares of our common stock and any series of preferred stock we may issue.
Provisions of Oregon law and anti-takeover provisions in our organizational documents might discourage, delay or prevent changes in control of our company and may result in an entrenchment of management and diminish the value of our common stock.
We are incorporated under the laws of the State of Oregon. The Oregon Business Combination Act imposes some restrictions on mergers and other business combinations between us and holders of 15% or more of our outstanding common stock. In addition, we are subject to the anti-takeover provisions of the Oregon Control Share Act, which would prohibit an acquirer, under certain circumstances, from voting shares of our stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of our shareholders or we amend our articles of incorporation or bylaws to opt-out of the Oregon Control Share Act.
Other statutory and regulatory factors may also limit another party’s ability to acquire us. Section 757.511 of the Oregon Revised Statutes provides that no person, directly or indirectly, may acquire power to exercise any substantial influence over the policies and actions of a public utility without the prior approval of the OPUC if such person is or would become an “affiliated interest” (as defined in Section 757.015 (1), (2) or (3) of the Oregon Business Corporation Act), which includes a person that directly or indirectly holds 5% or more of the voting securities of the public utility. The regulatory approval process for an acquirer could be lengthy and the outcome uncertain, which may deter otherwise interested parties from proposing or attempting a business combination with us and result in a limited number of potential acquirers. In addition, under the Oregon Community Power Act, in the event of a proposed sale of more than 50% of our voting shares, an acquisition review committee will be formed to represent that cities and counties that would be affected by the acquisition. Such committee would then evaluate whether it would be in the best interests of the public for Oregon Community Power, a public corporation formed under the Oregon Community Power Act, to instead acquire us. In the event that such committee reached such determination, the Governor of the State of Oregon would then activate Oregon Community Power, which would then be empowered to complete such acquisition. These statutory provisions may discourage or limit another party’s ability to acquire us and could deprive you of the opportunity to gain a takeover premium for shares of our common stock. For more information, please read the section entitled “Description of Common Stock — Provisions With Possible Anti-Takeover Effects” beginning on page 10 of the accompanying prospectus.
Certain provisions of our articles of incorporation and bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions could also delay, deter or prevent a change of control or other takeover of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market prices of our common stock and may also limit the prices that investors are willing to pay in the future for our common stock.
These provisions may also have the effect of preventing changes in our management. Our articles of incorporation and bylaws include anti-takeover provisions that:
•
authorize our board of directors, without a vote or other action by our shareholders, to cause the issuance of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting that series and to establish the rights, preferences, privileges and restrictions of that series, which may include, among other things, dividend and liquidation rights and preferences, rights to convert such shares into common stock, and the economic interests of holders of our common stock;

•
establish advance notice requirements and procedures for shareholders to submit nominations of candidates for election to our board of directors and to propose other business to be brought before a shareholders meeting;

•	provide that vacancies in our board of directors, including vacancies created by the removal of any director, may be filled by a majority of the directors then in office;
•
provide that no shareholder may cumulate votes in the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election by our common shareholders; and

•
require that any action to be taken by our shareholders must be taken either (1) at a duly called annual or special meeting of shareholders or (2) by written consent of shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

Risks associated with participating in the Plan
You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.
The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the Plan administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference contain, and any related free writing prospectus issued by us may contain, statements that are not historical facts and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements that relate to expectations, beliefs, plans, assumptions, and objectives concerning future results of operations, business prospects, loads, outcome of litigation and regulatory proceedings, capital expenditures, market conditions, the performance of our Eligible Investments with respect to various measures of sustainability, events or performance, and other matters. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue,” “should,” “based on,” “conditioned upon,” “considers,” “could,” “expected, ” “forecast,” “goals,” “needs,” “promises,” “subject to,” “targets,”or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those risks discussed in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference, that could cause actual results or outcomes to differ materially from those expressed. Expectations, beliefs, and projections of PGE are expressed in good faith and are believed by the Company to have a reasonable basis including, but not limited to, management’s examination of historical operating trends and data contained either in internal records or available from third parties, but there can be no assurance that PGE’s expectations, beliefs, or projections will be achieved or accomplished.
In addition to any assumptions and other factors and matters referred to specifically in connection with forward-looking statements, factors that could cause actual results or outcomes for PGE to differ materially from those discussed in such forward-looking statements include:
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governmental policies, executive orders, legislative action, and regulatory audits, investigations, and actions, including those of the Federal Energy Regulatory Commission (FERC), the Public Utility Commission of Oregon (OPUC), the United States Securities and Exchange Commission (SEC), and the Division of Enforcement of the Commodity Futures Trading Commission, with respect to allowed rates of return, financings, electricity pricing and price structures, acquisition and disposal of facilities and other assets, construction and operation of plant facilities, transmission of electricity, recovery of power costs, operating expenses, deferrals, timely recovery of costs and capital investments, energy trading activities, and current or prospective wholesale and retail competition;

•
economic conditions that result in decreased demand for electricity, reduced revenue from sales of excess energy during periods of low wholesale market prices, impaired financial stability of vendors and service providers, and elevated levels of uncollectible customer accounts;

•	trade tariffs, inflation, and volatility in interest rates;
•
the impacts of changes in the tax code, including tax rates, minimum tax rates, adjustments made to deferred tax assets and liabilities, and changes impacting the availability of and ability to transfer renewable tax credits;

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risks and uncertainties related to current or future All-Source RFP projects, including, but not limited to regulatory processes, transmission capabilities, system interconnections, inflationary impacts, supply chain constraints, supply cost increases (including application of trade tariffs), permitting and construction delays, available tax credits, counterparty credit risk, and legislative uncertainty;

•
changing customer expectations and choices that may reduce customer demand for PGE’s services may impact the Company’s ability to make and recover its investments through prices and earn its authorized return on equity, including the impact of growing distributed and renewable generation resources, changing customer demand for enhanced electric services, and an increasing risk that customers procure electricity from Electricity Service Suppliers (ESSs) or the adoption of community choice aggregation;

•
the timing or outcome of legal and regulatory proceedings and issues including, but not limited to, the matters described in Regulatory Matters of the “Overview” in Item 2, along with “Regulatory Assets and Liabilities” in Note 3, Balance Sheet Components and Note 8, Contingencies in the Notes to the Condensed Consolidated Financial Statements in Item 1. −“Financial Statements” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025;
•
natural or human-caused disasters and other risks, including, but not limited to, earthquake, flood, ice, drought, extreme heat, lightning, wind, fire, accidents, equipment failure, acts of terrorism, computer system outages, and other events that disrupt PGE operations, damage PGE facilities and systems, cause the release of harmful materials, cause fires, and subject the Company to liability;

•
unseasonable or severe weather and other natural phenomena, such as the greater size and prevalence of wildfires in Oregon in recent years, which could affect public safety, customers’ demand for power, and PGE’s financial health and ability and cost to procure adequate power and fuel supplies to serve its customers, access the wholesale energy market, or operate its generating facilities and transmission and distribution systems, and the Company’s costs to maintain, repair, and replace such facilities and systems, and recovery of such costs;

•
ignitions caused by PGE assets or PGE’s ability to effectively implement a public safety power shut off and de-energize its system in the event of heightened wildfire risk or implement effective system hardening programs, the inability of which could lead to potential liability if energized systems were involved in wildfires that cause harm, as well as the risk that damages from wildfires may not be recoverable through prices or insurance, resulting in impact to the financial condition or reputation of the Company;

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operational factors affecting PGE’s power generating and battery storage facilities, including forced outages, fires, unscheduled delays, environmental impacts, hydro and wind conditions, and disruption of fuel supply, any of which may cause the Company to incur repair costs or purchase replacement power at increased costs;

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default or nonperformance on the part of any parties from whom PGE purchases fuel, capacity, or energy, which may cause the Company to incur costs to purchase replacement power and related renewable attributes at increased costs;

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complications arising from PGE’s jointly-owned plant, including changes in ownership, adverse regulatory outcomes or legislative actions, or operational failures that result in legal or environmental liabilities or unanticipated costs related to replacement power, repair costs, or abandoned costs;

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delays in the supply chain and increased supply costs, failure to complete capital projects on schedule or within budget, failure to obtain permits, inability to complete negotiations on contracts for capital projects, failure of counterparties to perform under agreements, or the abandonment of capital projects, any of which could result in the Company’s inability to recover project costs, or impact PGE’s competitive position, market share, or results of operations in a material way;

•
volatility in wholesale power and natural gas prices, including but not limited to volatility caused by macroeconomic and international issues, that could require PGE to post additional collateral or issue additional letters of credit pursuant to power and natural gas purchase agreements;

•
changes in the availability and price of wholesale power and fuels, including natural gas and coal, and the impact of such changes, including the potential impact of trade tariffs, on the Company’s power costs;

•
capital market conditions, including availability of capital, volatility of interest rates, reductions in demand for investment-grade commercial paper, volatility of equity markets as well as changes in PGE’s credit ratings, any of which could have an impact on the Company’s cost of capital and its ability to access the capital markets to support requirements for working capital, construction of capital projects, the repayments of maturing debt, and stock-based compensation plans, which are relied upon in part to retain key executives and employees;

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future laws, regulations, and proceedings that could increase the Company’s costs of operating its thermal generating plants, or affect the operations of such plants by imposing requirements for additional emissions controls or significant emissions fees or taxes, particularly with respect to coal-fired generating facilities, in order to mitigate carbon dioxide, mercury, and other gas emissions;

•	changes in, compliance with, and general uncertainty around environmental laws and policies;
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the effects of climate change, whether global or local in nature, including unseasonable or extreme weather and other natural phenomena that may affect energy costs or consumption, increase the Company’s costs, cause damage to PGE facilities and system, or adversely affect its operations;

•	changes in residential, commercial, or industrial customer growth, or demographic patterns, including changes in load resulting in future transmission constraints, in PGE’s service territory;
•	the effectiveness of PGE’s risk management policies and procedures;
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cybersecurity attacks, data security breaches, physical attacks and security breaches, or other malicious acts, internally or to third parties, that cause damage to the Company’s generation, transmission, or distribution facilities, information technology systems, inhibit the capability of equipment or systems to function as designed or expected, or result in the release of confidential customer, vendor, employee, or Company information;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;
•	physical attacks upon Company employees;
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employee workforce factors, including potential strikes, work stoppages, transitions in senior management, the ability to recruit and retain key employees and other talent, and turnover due to macroeconomic trends such as voluntary resignation of large numbers of employees similar to that experienced by other employers and industries during the COVID-19 pandemic;

•	new federal, state, and local laws that could have adverse effects on operating results;
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failure to achieve the Company’s greenhouse gas (GHG) emission goals or being perceived to have either failed to act responsibly with respect to the environment or effectively respond to legislative requirements concerning GHG emission reductions, any of which could lead to adverse publicity and have adverse effects on the Company’s operations and/or damage the Company’s reputation;

•	social attitudes regarding the electric utility and power industries;
•	political and economic conditions;
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the impact of widespread health developments, and responses to such developments (such as voluntary and mandatory quarantines, including government stay at home orders, as well as shut downs and other restrictions on travel, commercial, social, and other activities), which could materially and adversely affect, among other things, demand for electric services, customers’ ability to pay, supply chains, personnel, contract counterparties, liquidity, and financial markets;

•	changes in financial or regulatory accounting principles or policies imposed by governing bodies; and
•	acts of war, terrorism, or civil disruption.
While we believe that the assumptions underlying such forward-looking statements are reasonable, there can be no assurance that future events or developments will not cause such statements to be inaccurate. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, PGE undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors or assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. All forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results.
We caution you not to rely unduly on any forward-looking statements. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described herein and in our reports and other documents on file with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus and any related free writing prospectus issued by us. You may obtain copies of these reports and documents as described under “Where You Can Find More Information.”
This prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus include, and any free writing prospectus we provide you in connection with this offering may include, market, demographic and industry data and forecasts that are based on or derived from sources such as independent industry publications, publicly available information, government data and other information from third parties or that have been compiled or prepared by our management or employees. We do not guarantee the accuracy or completeness of any of this information, and we have not independently verified any of the information provided by third party sources. In addition, market, demographic and industry data and forecasts involve estimates, assumptions and other uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and under similar headings in documents that are incorporated or deemed to be incorporated by reference in the accompanying prospectus. Accordingly, you should not place undue reliance on any of this information

PORTLAND GENERAL ELECTRIC COMPANY
Portland General Electric Company, a vertically-integrated electric utility with corporate headquarters located in Portland, Oregon, is engaged in the generation, wholesale purchase and sale, transmission, distribution, and retail sale of electricity to customers in the state of Oregon. The Company operates as a cost-based, regulated electric utility with revenue requirements and customer prices determined based on the forecasted cost to serve retail customers and a reasonable rate of return as determined by the Public Utility Commission of Oregon. PGE meets its retail load requirement with both Company-owned generation and power purchased in the wholesale market. The Company participates in the wholesale market through the purchase and sale of electricity, natural gas, and environmental credits in an effort to obtain reasonably-priced power to serve its retail customers, manage risk, and administer its long-term wholesale contracts. PGE, incorporated in 1930, is publicly-owned, with its common stock listed on the New York Stock Exchange. The Company operates as a single business segment, with revenues and costs related to its business activities maintained and analyzed on a total electric operations basis. PGE owns unregulated, non-utility property that it utilizes for its corporate headquarters.
PGE’s state-approved service area allocation of approximately 4,000 square miles is located entirely within Oregon and includes 51 incorporated cities. During 2024, the Company added sixteen thousand customers, and as of December 31, 2024, served a total of 950 thousand retail customers.
Our outstanding common stock is listed on the NYSE under the symbol “POR.”
Our principal executive offices are located at 121 SW Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000. Our website is www.portlandgeneral.com. Information contained on our website does not constitute a part of this prospectus supplement.
The foregoing information about us is only a general summary and is not intended to be comprehensive. For additional information about PGE, you should refer to the information described under the heading “Where You Can Find More Information.”

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights certain information incorporated by reference or appearing elsewhere in this prospectus supplement. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.
ENROLLMENT. To enroll in the Plan, you must complete and sign an enrollment form and return it to American Stock Transfer and Trust Company LLC (which we refer to in this prospectus supplement as “AST” or the “Plan Administrator”). If you are not already a record holder of common stock, you must become one at the time of enrollment by purchasing at least $250 of common stock through the Plan. Shareholders of record may enroll online at www.astfinancial.com. If you are not currently a shareholder of record, you may request an enrollment form from the Plan Administrator.
PLAN ACCOUNTS. Shares of common stock held in the Plan (whether purchased through cash contributions, acquired through dividend reinvestment, deposited for safekeeping or otherwise) will be reflected in an account in the participant’s name (“Plan Account”).
DIVIDEND REINVESTMENT. You may elect to reinvest cash dividends on all, some or none of your shares. Cash dividends paid on shares as to which you elect reinvestment will be used to purchase additional shares of common stock, which will be added to your Plan Account. Cash dividends paid on shares as to which you do not elect reinvestment will be paid to you in cash.
SHARE PURCHASES. You may make your initial investment in the Company through the Plan at the time of enrollment, as described under “Enrollment” above. After you have enrolled in the Plan, you may purchase additional shares of common stock through the Plan in amounts of at least $25 per transaction. Purchases through the Plan may not exceed $20,000 per month, including any purchases in connection with your enrollment in the Plan. Payment may be made by check or by automatic withdrawal from your bank account.
SAFEKEEPING OF CERTIFICATES. You may send your common stock certificates to the Plan Administrator for safekeeping. The shares represented by these certificates will be converted to book-entry shares held in your Plan Account. You may receive stock certificates for these and any other whole shares held in your Plan Account, free of charge, at any time upon request.
SELLING SHARES. You may direct the Plan Administrator to sell shares of common stock held in your Plan Account.
TRANSFERRING SHARES. You may transfer shares from your Plan Account free of charge.
TRANSACTION FEES. You will be charged certain fees for dividend reinvestments and optional share purchases under the Plan, sales of shares from your Plan Account, deposits of certificates for shares that were not issued in connection with the Plan, and requests for duplicate statements. All other Plan services are free to participants. However, if you invest in the Plan through automatic withdrawals from your bank, your bank may assess fees for electronic funds transfers.
STATEMENTS OF PLAN ACCOUNT. You will receive a quarterly account statement showing all activity in your Plan Account, as well as your share balance. In addition, you will receive a transaction advice in the form of a statement, check or certificate promptly after each purchase, sale, withdrawal or transfer of Plan shares, as applicable. Each quarterly statement will contain a tear-off form that may be used for future Plan transactions.
THE PLAN ADMINISTRATOR. AST administers the Plan, purchases and holds shares under the Plan, keeps records, sends quarterly account statements to participants, and performs other duties related to the Plan. AST also serves as our transfer agent, registrar and dividend disbursing agent.
For additional information about the Plan, please contact the Plan Administrator as follows:
By Phone:
Participants can call AST, toll-free at (866) 621-2788. An automated voice response system is available 24 hours a day, every day of the year. Customer service representatives are available 8:00 a.m. to 7:00 p.m. Monday to Thursday and 8:00 a.m. to 5:00 p.m. Friday, Eastern time.

For shareholders outside of the United States and Canada: (718) 921-8283.
TDD: a telecommunication device for the hearing impaired is available at (718) 921-8386.
By Email and Internet:
Participants can email AST at info@astfinancial.com or visit their website at www.astfinancial.com.
In Writing:
Participants can contact the Plan Administrator by writing to:
Portland General Electric Company
c/o American Stock Transfer and Trust Company LLC
6201 15th Avenue
Brooklyn, New York 11219
Plan participants should include their account numbers on all correspondence, together with telephone numbers where they can be reached during business hours.

DESCRIPTION OF THE PLAN
Details of the Plan are set forth below in question and answer format. Further questions and correspondence should be directed to either the Company or the Plan Administrator.
PURPOSE
1.	What is the purpose of the Plan?
The purpose of the Plan is to provide interested new investors and holders of record of common stock with a simple and convenient method of investing in the Company, through both new cash investments in common stock and reinvestment of cash dividends in additional shares of common stock.
ADVANTAGES AND DISADVANTAGES
2.	What advantages do I have if I participate in the Plan?
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If you are not a holder of common stock, you may invest in common stock and become a Plan participant by making an initial investment through the Plan of at least $250. Payment may be made by sending a personal check, drawn from a U.S. bank in U.S. currency payable to “Portland General Electric Company” or “American Stock Transfer and Trust Company LLC.”

•	You may increase your investment in the Company by automatically reinvesting the cash dividends paid on all or part of your Plan shares in additional shares of common stock.
•	You may receive cash dividends on all or part of the shares held in your Plan Account.
•
You may make additional cash payments at any time, in amounts of at least $25, to make monthly purchases of additional shares of common stock. These payments may be made by check or by automatic withdrawal from your bank account, regardless of whether dividends are being reinvested. Your purchases through the Plan may not exceed $20,000 per month, including any purchases in connection with your enrollment in the Plan.

•
Shares held in your Plan Account are held in book-entry form, allowing you to avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates. Nevertheless, you may receive stock certificates at any time, upon request, at no additional cost.

•
You may use the Plan’s safekeeping feature to hold in book-entry form any shares of common stock you own, whether or not purchased through the Plan. The Plan Administrator will assess a deposit fee (currently $7.50 per deposit) on any shares that you deposit in the Plan that were not purchased through the Plan.

•
Your recordkeeping is simplified, since you will receive a statement of your Plan Account every quarter and a transaction advice, in the form of a statement, check or certificate following each purchase, sale, transfer or withdrawal of shares, as applicable.

•	You may transfer shares by gift to another shareholder’s Plan Account, free of charge, upon request to the Plan Administrator.
3.	What are the disadvantages of participating in the Plan?
•	No interest will be paid by us or the Plan Administrator on dividends pending reinvestment or on optional cash purchase payments held pending investments.
•
Participants bear the risk of loss and the benefits of gain from market price changes for all of their shares of common stock. NEITHER WE NOR THE PLAN ADMINISTRATOR CAN GUARANTEE THAT SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THEIR PURCHASE PRICE.

•
The price of our shares of common stock may fluctuate between the time of your investment decision and the time of the actual purchase and may decline between the time you decide to sell and the time at which your shares of common stock are actually sold.

•	While we anticipate that shares of our common stock purchased under the Plan will be purchased by the Plan Administrator directly from us, we may, in our sole discretion and without prior notice to participants, determine that such shares will instead be purchased by the Plan Administrator through purchases on the open market. This determination will be made by us based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors.
ADMINISTRATION
4.	How is the Plan administered?
AST will administer the Plan. The Plan Administrator will act as agent for participants, process transaction requests, keep a continuing record of the Plan Accounts, send quarterly statements of account to participants and perform other duties relating to the administration of the Plan. All open market purchases and sales of common stock in connection with the Plan will be made through a registered broker-dealer selected by the Plan Administrator. For information on how to contact the Plan Administrator see “The Plan Administrator” in the section captioned “Prospectus Supplement Summary.”
PARTICIPATION
5.	Who is eligible to participate in the Plan?
Any interested investor, whether or not an existing shareholder of record of the Company, is eligible to participate in the Plan.
6.	How do I enroll in the Plan?
If you are already a shareholder of record of common stock, you may enroll in the Plan (i) through the Internet by going to the Plan Administrator’s website at www.astfinancial.com and following the instructions provided there, or (ii) by completing and signing an enrollment form and returning it to the Plan Administrator. Requests for such forms can be made through the Plan Administrator’s website, by telephone or in writing. There is also a link to the Plan Administrator’s website on our Investor Relations website at www.investors.portlandgeneral.com.
If you are not currently a record holder of common stock, you must make an initial investment of at least $250, or authorize a minimum of 10 automatic monthly withdrawals of at least $25 each for the purchase of common stock, and return a completed enrollment form to the Plan Administrator. Requests for such forms can be made through the Plan Administrator’s website, by telephone or in writing.
You may access your Plan Account via the internet by logging on to your account at the Plan Administrator’s website at www.astfinancial.com and following the instructions provided there.
7.	May I participate if my shares are held for me in the name of my bank or broker?
If your shares are registered in the name of another person, such as your broker or a bank nominee, you must become a shareholder of record in your own name in order to participate in the Plan. You may become a shareholder of record either (a) by having your broker, bank or other fiduciary transfer the shares they own for your benefit into your own name or (b) by purchasing additional common stock in your own name as described above in Question 6.
8.	What are my dividend options?
The enrollment form offers three options regarding cash dividends paid on shares held in your Plan Account:
•	Full Dividend Reinvestment-You may elect to automatically reinvest cash dividends paid on all shares held in your Plan Account in additional shares of common stock.
•
Partial Dividend Reinvestment-You may elect the “Partial Dividend Reinvestment” option on your enrollment form by selecting any whole number of the shares registered in your name with respect to which you want cash dividends reinvested. The Plan Administrator will reinvest in additional shares of common stock all cash dividends paid on the specified number of shares and you will receive cash for the dividends on the remaining shares.

•	Cash Dividends-You may elect to receive cash dividends paid on all of your shares registered in your name and held in your Plan Account.

Cash dividends will be paid by check and sent via First Class Mail to your address of record. Alternatively, you may elect to have these dividends deposited directly into your bank account via electronic funds transfer by completing a “Direct Deposit of Dividends” card and returning it, along with a voided check or deposit slip, to the Plan Administrator. You may change your bank account at any time by delivering a new Direct Deposit of Dividends card along with a voided check or deposit slip to the Plan Administrator. If the Plan Administrator is unable for any reason to process your direct deposit authorization, it will mail a check for the subject dividend via First Class Mail to your address of record.
9.	When will dividend reinvestment begin?
Reinvestment of dividends will begin on the dividend payment date following the first dividend record date after the Plan Administrator receives your properly completed enrollment form requesting dividend reinvestment. Dividend payment dates are usually on or around the 15th day of the months of January, April, July and October of each year. Dividend record dates are usually on or around the 25th day of the months of December, March, June and September.
10.	How can I make optional cash payments?
You may make optional cash payments to purchase additional shares of common stock under the Plan at any time by sending to the Plan Administrator an executed enrollment form, or the form provided as part of your quarterly account statement, accompanied by either your cash payment or the completed “Automatic Withdrawal Authorization” portion of the submitted form. You may elect to make optional cash payments at any time or from time to time, and there is no requirement to make them each month. Optional cash payments may be made by sending a personal check, drawn from a U.S. bank in U.S. currency payable to “Portland General Electric Company” or “American Stock Transfer and Trust Company LLC” in an amount of at least $25 or, if you have authorized automatic withdrawals, through such withdrawals from your designated bank account. Your purchases through the Plan may not exceed $20,000 per month, including any purchases made in connection with your enrollment in the Plan, but excluding any dividends reinvested.
Optional cash payments should be mailed to:
Portland General Electric Company
c/o American Stock Transfer and Trust Company LLC
Direct Service Investment Payments
P.O. Box 922 Wall Street Station
New York, New York 10269-0560
Do not send cash, traveler’s checks, money orders or third party checks.
11.	What are the sources of common stock for the Plan?
The Company decides on the source of common stock for the Plan. If the Company elects to use original issue or treasury stock for the Plan, the Plan Administrator will purchase the common stock from the Company. If the Company elects to use open market purchases, the Plan Administrator will purchase common stock on the open market. The Company anticipates that shares of common stock purchased under the Plan will be purchased directly from the Company. However, the Company reserves the right to instead require the Plan Administrator to make such purchases on the open market. This determination will be made by the Company based upon general market conditions, the relationship between purchase price and book value per share, regulatory requirements and other factors.
Subject to certain limitations, the Plan Administrator has full discretion regarding open market purchases. This discretion includes, but is not limited to, determining:
•	the number of shares, if any, to be purchased on any day;
•	the time of day to purchase shares;
•	the price paid for such shares;
•	the markets on which such shares are purchased, including on any securities exchange, on the over-the-counter market or in negotiated transactions; and
•	the broker-dealers from or through whom such purchases are made.

No interest will be paid on optional cash payments or cash dividends held by the Plan Administrator or its broker-dealer pending investment.
12.	How is my purchase price determined?
The price of common stock purchased through the Plan will depend on whether the shares are acquired in the open market or directly from the Company. The price of shares acquired directly from the Company (whether original issue or treasury shares) with optional cash payments will be the closing price of the common stock on the New York Stock Exchange on the purchase date. The price of shares acquired directly from the Company with reinvested dividends will be the closing price of the common stock on the New York Stock Exchange on the dividend payment date. The price per share of shares purchased in the open market (whether for optional cash purchases or dividend reinvestment) will be the weighted average price paid for all shares acquired by the Plan during the applicable investment period (as described in Question 14), including any related brokerage fees, commissions or other service charges.
13.	How many shares will be purchased for me?
The number of shares of common stock to be purchased for you will depend on the amount of cash dividends being reinvested, the amount of your optional cash payments and the purchase price per share for the applicable purchase date. Your account will be credited with that number of whole shares and fractional interests (computed to the third decimal place) equal to the total amount to be invested divided by the purchase price, as determined in the manner set forth in Question 12.
14.	When will funds be invested under the Plan?
The Plan Administrator will invest funds monthly under the Plan as follows:
Reinvested Dividends

Type of Purchase	Investment Period
Original issue stock	Shares will be purchased on the dividend payment date for the common stock.

Open market purchases	Shares will be purchased within 30 days after the dividend payment date. The Plan Administrator will determine the exact time of open market purchases.

Initial Investments and Optional Cash Payments

Type of Purchase	Investment Period
Original issue stock
For months in which the Company pays dividends, shares will be purchased on the dividend payment date (generally on or around the 15th day of January, April, July and October). For months in which we do not pay dividends, shares will be purchased on the 15th day of the month or, if the 15th day of the month is not a trading day, on the following trading day.

Open market purchases
For months in which we pay dividends, shares will be purchased during the 30-day period commencing on the dividend payment date. For months in which we do not pay dividends, shares will be purchased during the 30-day period commencing on the 15th day of the month or, if the 15th day of the month is not a trading day, on the following trading day.

The Plan Administrator will determine the exact time of open market purchases. If for any reason purchases are not made within the 30-day periods specified above (each an “Investment Period”), the Plan Administrator will return your uninvested funds to you. You will not earn any interest on funds held for investment by the Plan Administrator. Optional cash payments received by the Plan Administrator at least three business days before the purchase date or the commencement of a monthly Investment Period will be invested on such purchase date or during such Investment Period. Optional cash payments received by the

Plan Administrator less than three business days before the purchase date or the commencement of a monthly Investment Period will be invested on the subsequent purchase date or during the subsequent Investment Period. If you have authorized automatic withdrawals under the Plan, the Plan Administrator will withdraw the funds pursuant to your authorization on the tenth day of the month or, if such day is not a business day, on the next business day. A request to return any cash payment will be honored if the request is received by the Plan Administrator at least 48 hours prior to investment. Interest will not be paid on optional cash payments prior to investment by the Plan Administrator.
15.	How are payments with “insufficient funds” handled?
If an optional cash payment is made by a check or automatic withdrawal drawn on an account with insufficient funds or incorrect draft information, or the Plan Administrator otherwise does not receive the money, the requested purchase will be deemed void, the Plan Administrator will immediately remove from your account any shares already purchased upon the prior credit of such funds, and the Plan Administrator will charge you an insufficient funds fee. The Plan Administrator may, at its discretion, sell such shares to satisfy any uncollected amounts, including the insufficient funds fee, or return such shares to the Company. If the net proceeds from any sale of such shares are insufficient to satisfy the balance due, including the insufficient funds fee, the Plan Administrator may sell additional shares from your Plan Account as necessary to satisfy the uncollected balance.
SALES AND SALES PRICE
16.	How may I sell shares held in my Plan Account?
You may request at any time that the Plan Administrator sell all or a specified number of the shares held in your Plan Account. To sell shares, you may (a) complete and return to the Plan Administrator the form included as part of your quarterly account statement, (b) send the Plan Administrator a letter of instruction, (c) complete the transaction via the Interactive Voice Response System (“IVR”) or (d) complete the transaction via the internet by logging on to your account at the Plan Administrator’s website at www.astfinancial.com. If you previously have not established an online account with the Plan Administrator, you may do so by following the instructions for online access at https://us.astfinancial.com/InvestOnline/Invest/AllPlan. If you use the form included as part of your quarterly account statement or send a letter of instruction to complete your sale, all participants whose names appear on your Plan Account registration must sign the request. The Plan Administrator will sell the number of shares you specify through a broker engaged for that purpose within five business days following its receipt of your signed request. The ability to sell shares through the Plan is intended to be a convenience to Plan participants. If you find it more convenient or economical to sell shares through a broker of your choice, you may take your quarterly account statement to your broker who can assist you with the transaction.
17.	How and at what price will my shares be sold?
Shares sold through the Plan will normally be sold on the New York Stock Exchange at the price prevailing in the market at the time of sale. Proceeds from the sale of the shares, less the Plan Administrator transaction fee and any related brokerage commissions, will be mailed to you as soon as practicable after the transaction. Such settlement dates are typically two business days following the sale. Payment will be made by check payable to the name or names in which the Plan Account is registered.
Because the Plan Administrator will sell the shares on behalf of the Plan, neither the Company nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan and will bear the market risk associated with fluctuation in the price of the Company’s common stock. That is, if you send in a request to sell shares, it is possible that the market price of the Company’s common stock could go down or up before the broker sells your shares.
EXPENSES INCURRED BY PLAN PARTICIPANTS
18.	Will I have any expenses in connection with the Plan?
You will be charged certain fees and commissions in connection with dividend reinvestments, purchases through optional cash payments, sales and other services. These fees and commissions will be paid to the Plan Administrator or, in the case of brokerage commissions in connection with purchases and sales of shares, to the brokers selected by the Plan Administrator. The Company will not receive any of these fees or commissions. Such fees and commissions, as in effect as of the date of this prospectus supplement, are specified in the table below, but are subject to change at any time.

Purchases-Dividend Reinvestments
Transaction Fee	2% of the reinvested dividend amount up to a maximum of $2.50 per investment
Commission (only for open market purchases)	$0.10 per share

Purchases-Optional Cash Payments
Transaction Fee	$2.50 per transaction
Commission (only for open market purchases)	$0.10 per share

Sales
Transaction Fee	$15.00 per transaction
Commission	$0.10 per share

Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per occurrence plus transaction fees and commissions

Other Services
Cash or ACH Contribution to Plan Account	$2.50 per contribution
Deposit of Certificates for Non-Plan Shares into Plan Account	$7.50 per transaction
Replacement of Dividend Check	No charge for first replacement; $15.00 charge for second replacement
Replacement of Lost Certificate	2% of current market value plus $25.00 for AST Loss Bond, with a minimum total charge of $40.00
Duplicate Copy of Account Statement	For paper copy, $25.00 per request per account; Available online at no cost
Duplicate Copy of 1099	No charge for current tax year; $15.00 per account for prior tax years
Copy of Paid Dividend Check	$15.00 per check
Copy of Canceled Certificate	$25.00 per certificate for current year; $40.00 per certificate for prior years

The Company will pay all other costs of establishing and administering the Plan. However, if you invest in the Plan through automatic withdrawal, your bank may charge a fee in connection with electronic funds transfers. Your bank will be able to tell you about any fees it charges.
REPORTS TO PARTICIPANTS
19.	What reports will I receive?
Whenever you purchase, sell, withdraw or transfer shares through the Plan or deposit certificates into your Plan Account, you will promptly receive a transaction advice in the form of a statement, check or certificate, as applicable.
All shares that you hold or purchase through the Plan are recorded in your Plan Account. After each quarterly dividend reinvestment, you will receive a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased, the total number of shares in your Plan Account, and the number of shares registered in your name and held outside the Plan. The statement also will show all year-to-date account activity, including purchases, sales, certificate deposits, withdrawals, transfers and dividends reinvested.

On each quarterly statement and transaction advice, you will find information such as how to buy or sell shares through the Plan and where to call or write for additional information.
As a Plan participant, you will also receive copies of all communications sent to all shareholders generally, including the Company’s annual report to shareholders, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid.
DIVIDENDS PAID ON SHARES HELD IN THE PLAN
20.	Will my account be credited with dividends on shares in the Plan?
Yes. As the record holder for participants, the Plan Administrator will receive dividends on all shares held in the Plan on the record date. The Plan Administrator will credit those dividends to participants on the basis of full and fractional shares held in their Plan Accounts as of the record date. The Plan Administrator will either reinvest those dividends in additional shares or pay them to you in cash, depending on whether you have elected full dividend reinvestment, partial dividend reinvestment or cash dividends on the shares in your Plan Account.
CERTIFICATES FOR SHARES
21.	Will certificates automatically be issued to me for shares of common stock purchased under the Plan?
No. Shares will be held in your Plan Account in book-entry form. This convenience protects against loss, theft or destruction of your stock certificates. Certificates for shares of the Company’s common stock purchased under the Plan will be issued to you upon written request. Such requests may be made online at www.astfinancial.com or by submitting the form for requesting a certificate signed by all participants whose names appear on your Plan Account. This form is included as a part of each quarterly account statement or may be obtained from the Plan Administrator. As soon as practicable after receipt of your written request, the Plan Administrator will issue certificates for any number of whole shares of common stock, up to the total number of whole shares then credited to your Plan Account. If you have elected dividend reinvestment for any shares remaining in your Plan Account, cash dividends paid on those shares will continue to be reinvested for you, and the additional shares purchased with your reinvested dividends will be credited to your Plan Account. If you leave less than one whole share of common stock in your Plan Account, the Plan Administrator may liquidate your fractional share and send you a check for the proceeds as described in Question 25, less any brokerage commission and transaction fees.
22.	If I request certificates for shares held in my Plan Account, in whose name will they be registered when issued?
A certificate for shares that had been held in your Plan Account will be registered in the name or names in which the Plan Account is maintained. Upon written request, certificates will be registered and issued in names other than the account name, provided that you meet the applicable legal requirements. The appropriate form for requesting issuance of a certificate in names other than the account names will be provided upon request to the Plan Administrator.
23.	May I deposit certificated shares in my account?
Yes. You may add certificated shares to your Plan Account at any time by sending the certificate(s) to the Plan Administrator, accompanied by a signed copy of the form provided as part of your quarterly account statement. The Plan Administrator will charge a deposit fee (currently $7.50) for each such deposit.
The Company recommends sending your certificates by registered mail, insured for 2% of the current market value of the shares. Do not endorse the certificates or complete the assignment section on the back of the certificates. All persons whose names appear on the certificates being deposited must sign the form. Upon receipt by the Plan Administrator of your certificates and signed form, the share balance in your Plan Account will be increased by the number of shares represented by the certificates, and the certificates will be canceled.
Unless you specify otherwise, all cash dividends on shares deposited in your Plan Account will be reinvested.

TERMINATION OF PARTICIPATION
24.	When and how may I close my Plan Account?
Participation in the Plan is entirely voluntary, and you may close your Plan Account at any time. Requests to close Plan Accounts may be made online at www.astfinancial.com or by submitting the applicable form signed by all participants whose names appear on your Plan Account. The form is included as a part of each quarterly account statement or may be obtained from the Plan Administrator.
Requests to terminate participation in the Plan must be received by the Plan Administrator at least three business days prior to the payment date of a dividend in order to be effective with respect to that dividend. Termination requests received less than three business days prior to the payment date of a dividend will not be effective until after the payment of such dividend. In addition, termination requests of participants making optional cash payments by automatic withdrawal from a bank account must be received by the Plan Administrator at least five business days prior to the commencement of the next Investment Period to ensure that the request is effective with respect to the optional cash payment for such Investment Period.
25.	What happens to my shares if I close my Plan Account?
Upon receipt by the Plan Administrator of your request to close your Plan Account, the Plan Administrator will send you a certificate for the number of whole shares then credited to your Plan Account unless you request that the shares continue to be held in book entry form by the Plan Administrator.
The Plan Administrator may liquidate any fractional share in your Plan Account by aggregating it with fractional shares being sold on behalf of other Plan participants and selling the resulting whole shares on the open market and will send you a check for your share of the proceeds, less any related brokerage commission and transaction fees. Once you close your Plan Account, all future cash dividends paid on shares of common stock registered in your name will be paid to you in cash.
If you so request, the Plan Administrator will sell all or some of the shares in your Plan Account on the open market and pay you the proceeds, less any brokerage commission and transaction fees. The procedure for requesting sales of shares is explained in Questions 16 and 17 above. If, after selling all of the shares in your Plan Account, there is a fractional share remaining in your Plan Account, the Plan Administrator may liquidate the fractional share and will send you a check for the proceeds, less any brokerage commission and transaction fees.
26.	May I discontinue dividend reinvestment without closing my Plan Account?
Yes. You may discontinue the reinvestment of your cash dividends on any or all of your shares of common stock at any time without closing your Plan Account by submitting a letter of instruction to the Plan Administrator. Such requests must be received by the Plan Administrator at least three business days prior to the payment date of a dividend in order to be effective with respect to that dividend.
CERTAIN U.S. FEDERAL INCOME TAX INFORMATION
The following is a brief summary of certain U.S. federal income tax consequences to a U.S. person (a “U.S. Participant”) of participation in the Plan. It is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all subject to change or differing interpretations, possibly with retroactive effect. This summary does not address all of the tax consequences that may be relevant to a participant in light of the participant’s particular circumstances or to participants that are subject to special rules.
27.	What are the general U.S. federal income tax consequences of receiving common stock acquired with reinvested dividends pursuant to the Plan?
A U.S. Participant in the Plan generally will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the fair market value of the shares of common stock acquired with reinvested dividends. The distribution generally will be treated as a dividend to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes.

The tax basis of shares of common stock acquired with reinvested dividends generally will equal the fair market value of the shares on the related dividend payment date, plus, if shares are acquired through an open market purchase, the amount of any brokerage commissions and fees allocable to such shares. The holding period for shares of common stock generally will begin on the day following the related dividend payment date.
28.	How are the backup withholding tax provisions generally applied to U.S. Participants?
If certain information reporting requirements are not met, a U.S. Participant may be subject to backup withholding tax on any gross dividends treated as having been received. Backup withholding tax is not an additional tax. A U.S. Participant subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such U.S. Participant’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such U.S. Participant may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service, or IRS, in a timely manner. The dividends reinvested on behalf of the U.S. Participant will be net of the required withholding taxes.
29.	Should I obtain advice as to the tax consequences of participation in the Plan?
Yes. The above tax information is provided only as a guide. You are advised to consult your own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of participation in the Plan.
OTHER INFORMATION
30.	What happens if the Company issues a stock dividend or declares a stock split?
If the Company declares a stock dividend or stock split, the number of shares of common stock distributable with respect to all the shares of common stock that you own as of the record date will be credited to your Plan Account on the date the stock dividend or stock split is payable. This will include the additional shares distributable with respect to the shares credited to your Plan Account, as well as with respect to any shares registered in your name and held outside the Plan.
If a participant sends the Plan Administrator a notice of termination or a request to sell shares between the record date and the payment date for a stock distribution, the Plan Administrator may delay processing the transaction until the stock distribution is credited to the participant’s account.
31.	How will the shares in my Plan Account be voted?
The shares you hold as a participant in the Plan will be added to those shares, if any, that you hold of record so that you can vote all your shares. You will be furnished with appropriate forms and customary shareholder information (including proxy solicitation materials) for use in voting shares held under the Plan.
32.	What are the Company’s responsibilities under the Plan?
If you choose to participate in the Plan, you should recognize that neither the Company nor the Plan Administrator can assure you of a profit or protect you against a loss on the shares that you purchase under the Plan.
Neither the Company nor the Plan Administrator, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including without limitation any claim of liability arising out of failure to terminate a participant’s Plan Account upon such participant’s death or incompetence, the price at which shares are purchased or sold for the participant’s Plan Account, the times when purchases or sales are made or fluctuations in the market value of Company common stock. This limitation of liability will not constitute a waiver by any participant of his or her rights under the federal securities laws.
Although the Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by the Board of Directors of the Company in its discretion, depending upon future earnings, the financial condition of the Company and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

33.	Can I pledge shares credited to my account?
No. Shares in a Plan Account may not be pledged or otherwise encumbered unless withdrawn from the Plan Account.
34.	What personal information will I be required to furnish?
You must provide the Plan Administrator, in writing, your post office address, Social Security number and such documents, evidence or other information as the Plan Administrator considers necessary or desirable for the purpose of administering the Plan. You should file address changes promptly to ensure timely receipt of quarterly account statements and other notifications.
35.	Can the Company change or discontinue the Plan in full or for participants with small accounts?
The Company reserves the right to suspend, terminate or modify the Plan at any time. Any such action will be announced to participating shareholders. In addition, the Company reserves the right to terminate participation for Plan Accounts that have less than one full share.
36.	Who interprets and regulates the Plan?
The Company reserves the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan. The terms and conditions of the Plan, including the Account Authorization Form, and the operation of the Plan will be governed by Oregon law.
37.	Who can I contact for more information regarding the Plan?
For information regarding the Plan or your Plan Account, or for forms used for transactions under the Plan, you may contact the Plan Administrator as provided in the section captioned “Prospectus Supplement Summary” of this prospectus supplement.

PLAN OF DISTRIBUTION
The Plan allows for shares to be purchased and dividends to be reinvested into shares acquired by the Plan Administrator either through receipt of newly issued or treasury shares of common stock from us or through open market purchases.
In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business. Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.
Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS
The Company has no basis for estimating either the number of shares of common stock that ultimately will be sold pursuant to the Plan or the prices at which such shares will be sold. Except to the extent shares of common stock are purchased directly from the Company, the Company will receive no proceeds from the offering of common stock through the Plan. To the extent shares are purchased from the Company, the net proceeds from the sale of such shares will be added to the general funds of the Company and used for its general corporate purposes.

LEGAL MATTERS
Angelica Espinosa, our Senior Vice President and Chief Legal and Compliance Officer, will pass upon certain legal matters for us in connection with the securities offered by this prospectus supplement. As of July 24, 2025, Ms. Espinosa owned 20,134 shares of our common stock. Pursuant to various stock and employee benefit plans, Ms. Espinosa is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of common stock.
EXPERTS
The financial statements of the Company incorporated by reference in this Prospectus, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at www.sec.gov. You can inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, we maintain a web site that contains information about us at www.portlandgeneral.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the SEC.
We have filed with the SEC a registration statement on Form S-3 (File No. 333-288955), of which this prospectus supplement and the accompanying prospectus are a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to, or incorporated by reference, in this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract or document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. The registration statement is available to you on the SEC’s web site, www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. Accordingly, we incorporate by reference the following documents or information filed with the SEC:
•
Those portions of our Definitive Proxy Statement on Schedule 14A, which we filed with the SEC on March 5, 2025, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which we filed with the SEC on February 14, 2025;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, which we filed with the SEC on April 25, 2025 and July 25, 2025, respectively;
•	Current Reports on Form 8-K, which we filed with the SEC on March 27, 2025, April 23, 2025, May 23, 2025, May 30, 2025, June 11, 2025, and June 18, 2025; and
•
The description of our common stock contained in Item 1 of our Form 8-A filed with the SEC on March 31, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, including any subsequent amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all documents we may subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct requests for such copies to:
Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204
Attention: Investor Relations
Telephone: (503) 464-8073

PROSPECTUS

Portland General Electric Company

Common Stock
Debt Securities
Stock Purchase Contracts
Stock Purchase Units
and
First Mortgage Bonds
Portland General Electric Company may offer and sell from time to time, in one or more offerings, shares of our common stock, debt securities, stock purchase contracts, stock purchase units and first mortgage bonds.
This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.
We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 21 of this prospectus.
Our common stock is listed on the New York Stock Exchange under the trading symbol “POR.” On July 24, 2025, the last reported sale price of our common stock on the New York Stock Exchange was $39.73 per share. The prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.
Investing in these securities involves certain risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the discussion of risks incorporated as described under “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 25, 2025.

PROSPECTUS

i

ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the SEC), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the Securities Act). Under this shelf registration process, we may, from time to time, sell an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings.
This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. This prospectus provides you with a general description of the common stock, debt securities, stock purchase contracts, stock purchase units and first mortgage bonds that we may offer. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any other offering material prepared by or on behalf of us for a specific offering of securities, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits.
We are subject to the informational requirements of the Securities Exchange Act of 1934, and, therefore, file reports and other information with the SEC. Our SEC filings are available free of charge to the public on the SEC’s Internet site at www.sec.gov. Our file number with the SEC is 001-05532-99. Information about us, including our SEC filings, is also available through our website at www.portlandgeneral.com. However, information on our website is not incorporated into this prospectus supplement or our other SEC filings and is not a part of this prospectus supplement or those filings.
Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.
You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information provided in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless otherwise stated or the context otherwise requires, references in this prospectus to “PGE,” “we,” “our,” “us” or the “Company” refer to Portland General Electric Company and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus and the other public filings incorporated by reference herein include statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements that relate to expectations, beliefs, plans, assumptions, and objectives concerning future results of operations, business prospects, loads, outcome of litigation and regulatory proceedings, capital expenditures, market conditions, events or performance, and other matters. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue,” “should,” “based on,” “conditioned upon,” “considers,” “could,” “expected,” “forecast,” “goals,” “needs,” “promises,” “subject to,” “targets,” or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those risks discussed in this prospectus or otherwise incorporated by reference, that could cause actual results or outcomes to differ materially from those expressed. PGE’s expectations, beliefs, and projections are expressed in good faith and are believed by the Company to have a reasonable basis including, but not limited to, management’s examination of historical operating trends and data contained either in internal records or available from third parties, but there can be no assurance that PGE’s expectations, beliefs, or projections will be achieved or accomplished.
In addition to any assumptions and other factors and matters discussed elsewhere in this prospectus or incorporated by reference herein, some important factors that could cause actual results or outcomes for PGE to differ materially from those discussed in such forward-looking statements include:
•
governmental policies, executive orders, legislative action, and regulatory audits, investigations, and actions, including those of the Federal Energy Regulatory Commission (FERC), the Public Utility Commission of Oregon (OPUC), the United States Securities and Exchange Commission (SEC), and the Division of Enforcement of the Commodity Futures Trading Commission, with respect to allowed rates of return, financings, electricity pricing and price structures, acquisition and disposal of facilities and other assets, construction and operation of plant facilities, transmission of electricity, recovery of power costs, operating expenses, deferrals, timely recovery of costs and capital investments, energy trading activities, and current or prospective wholesale and retail competition;

•
economic conditions that result in decreased demand for electricity, reduced revenue from sales of excess energy during periods of low wholesale market prices, impaired financial stability of vendors and service providers, and elevated levels of uncollectible customer accounts;

•	trade tariffs, inflation, and volatility in interest rates;
•
the impacts of changes in the tax code, including tax rates, minimum tax rates, adjustments made to deferred tax assets and liabilities, and changes impacting the availability of and ability to transfer renewable tax credits;

•
risks and uncertainties related to current or future All-Source RFP projects, including, but not limited to regulatory processes, transmission capabilities, system interconnections, inflationary impacts, supply chain constraints, supply cost increases (including application of trade tariffs), permitting and construction delays, available tax credits, counterparty credit risk, and legislative uncertainty;

•
changing customer expectations and choices that may reduce customer demand for PGE’s services may impact the Company’s ability to make and recover its investments through prices and earn its authorized return on equity, including the impact of growing distributed and renewable generation resources, changing customer demand for enhanced electric services, and an increasing risk that customers procure electricity from Electricity Service Suppliers (ESSs) or the adoption of community choice aggregation;

•
the timing or outcome of legal and regulatory proceedings and issues including, but not limited to, the matters described in Regulatory Matters of the “Overview” in Item 2, along with “Regulatory Assets and Liabilities” in Note 3, Balance Sheet Components and Note 8, Contingencies in the Notes to the Condensed Consolidated Financial Statements in Item 1.—“Financial Statements” of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025;

•
natural or human-caused disasters and other risks, including, but not limited to, earthquake, flood, ice, drought, extreme heat, lightning, wind, fire, accidents, equipment failure, acts of terrorism, computer system outages, and other events that disrupt PGE operations, damage PGE facilities and systems, cause the release of harmful materials, cause fires, and subject the Company to liability;

•
unseasonable or severe weather and other natural phenomena, such as the greater size and prevalence of wildfires in Oregon in recent years, which could affect public safety, customers’ demand for power, and PGE’s financial health and ability and cost to procure adequate power and fuel supplies to serve its customers, access the wholesale energy market, or operate its generating facilities and transmission and distribution systems, and the Company’s costs to maintain, repair, and replace such facilities and systems, and recovery of such costs;

•
ignitions caused by PGE assets or PGE’s ability to effectively implement a public safety power shut off and de-energize its system in the event of heightened wildfire risk or implement effective system hardening programs, the inability of which could lead to potential liability if energized systems were involved in wildfires that cause harm, as well as the risk that damages from wildfires may not be recoverable through prices or insurance, resulting in impact to the financial condition or reputation of the Company;

•
operational factors affecting PGE’s power generating and battery storage facilities, including forced outages, fires, unscheduled delays, environmental impacts, hydro and wind conditions, and disruption of fuel supply, any of which may cause the Company to incur repair costs or purchase replacement power at increased costs;

•
default or nonperformance on the part of any parties from whom PGE purchases fuel, capacity, or energy, which may cause the Company to incur costs to purchase replacement power and related renewable attributes at increased costs;

•
complications arising from PGE’s jointly-owned plant, including changes in ownership, adverse regulatory outcomes or legislative actions, or operational failures that result in legal or environmental liabilities or unanticipated costs related to replacement power, repair costs, or abandoned costs;

•
delays in the supply chain and increased supply costs, failure to complete capital projects on schedule or within budget, failure to obtain permits, inability to complete negotiations on contracts for capital projects, failure of counterparties to perform under agreements, or the abandonment of capital projects, any of which could result in the Company’s inability to recover project costs, or impact PGE’s competitive position, market share, or results of operations in a material way;

•
volatility in wholesale power and natural gas prices, including but not limited to volatility caused by macroeconomic and international issues, that could require PGE to post additional collateral or issue additional letters of credit pursuant to power and natural gas purchase agreements;

•
changes in the availability and price of wholesale power and fuels, including natural gas and coal, and the impact of such changes, including the potential impact of trade tariffs, on the Company’s power costs;

•
capital market conditions, including availability of capital, volatility of interest rates, reductions in demand for investment-grade commercial paper, volatility of equity markets as well as changes in PGE’s credit ratings, any of which could have an impact on the Company’s cost of capital and its ability to access the capital markets to support requirements for working capital, construction of capital projects, the repayments of maturing debt, and stock-based compensation plans, which are relied upon in part to retain key executives and employees;

•
future laws, regulations, and proceedings that could increase the Company’s costs of operating its thermal generating plants, or affect the operations of such plants by imposing requirements for additional emissions controls or significant emissions fees or taxes, particularly with respect to coal-fired generating facilities, in order to mitigate carbon dioxide, mercury, and other gas emissions;

•	changes in, compliance with, and general uncertainty around environmental laws and policies;

•
the effects of climate change, whether global or local in nature, including unseasonable or extreme weather and other natural phenomena that may affect energy costs or consumption, increase the Company’s costs, cause damage to PGE facilities and system, or adversely affect its operations;

•	changes in residential, commercial, or industrial customer growth, or demographic patterns, including changes in load resulting in future transmission constraints, in PGE’s service territory;
•	the effectiveness of PGE’s risk management policies and procedures;
•
cybersecurity attacks, data security breaches, physical attacks and security breaches, or other malicious acts, internally or to third parties, that cause damage to the Company’s generation, transmission, or distribution facilities, information technology systems, inhibit the capability of equipment or systems to function as designed or expected, or result in the release of confidential customer, vendor, employee, or Company information;

•	reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;
•	physical attacks upon Company employees;
•
employee workforce factors, including potential strikes, work stoppages, transitions in senior management, the ability to recruit and retain key employees and other talent, and turnover due to macroeconomic trends such as voluntary resignation of large numbers of employees similar to that experienced by other employers and industries during the COVID-19 pandemic;

•	new federal, state, and local laws that could have adverse effects on operating results;
•
failure to achieve the Company’s greenhouse gas (GHG) emission goals or being perceived to have either failed to act responsibly with respect to the environment or effectively respond to legislative requirements concerning GHG emission reductions, any of which could lead to adverse publicity and have adverse effects on the Company’s operations and/or damage the Company’s reputation;

•	social attitudes regarding the electric utility and power industries;
•	political and economic conditions;
•
the impact of widespread health developments, and responses to such developments (such as voluntary and mandatory quarantines, including government stay at home orders, as well as shut downs and other restrictions on travel, commercial, social, and other activities), which could materially and adversely affect, among other things, demand for electric services, customers’ ability to pay, supply chains, personnel, contract counterparties, liquidity, and financial markets;

•	changes in financial or regulatory accounting principles or policies imposed by governing bodies; and
•	acts of war, terrorism, or civil disruption.
While we believe that the assumptions underlying such forward–looking statements are reasonable, there can be no assurance that future events or developments will not cause such statements to be inaccurate. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, PGE undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors or assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. All forward-looking statements contained in this prospectus and the documents we incorporate by reference in this prospectus are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results.

PORTLAND GENERAL ELECTRIC COMPANY
Portland General Electric Company (PGE or the Company), a vertically integrated electric utility with corporate headquarters located in Portland, Oregon, is engaged in the generation, wholesale purchase and sale, transmission, distribution, and retail sale of electricity to customers in the state of Oregon. The Company operates as a cost-based, regulated electric utility with revenue requirements and customer prices determined based on the forecasted cost to serve retail customers, and a reasonable rate of return as determined by the Public Utility Commission of Oregon. PGE meets its retail load requirement with both Company-owned generation and power purchased in the wholesale market. The Company participates in the wholesale market through the purchase and sale of electricity and natural gas and environmental credits in an effort to obtain reasonably-priced power to serve its retail customers, manage risk, and administer its long-term wholesale contracts. PGE, incorporated in 1930, is publicly-owned, with its common stock listed on the New York Stock Exchange. The Company operates as a single business segment, with revenues and costs related to its business activities maintained and analyzed on a total electric operations basis. PGE owns unregulated, non-utility property that it utilizes for its corporate headquarters.
PGE’s state-approved service area allocation of approximately 4,000 square miles is located entirely within Oregon and includes 51 incorporated cities. During 2024, the Company added sixteen thousand customers, and as of December 31, 2024, served a total of 950 thousand retail customers.
Our outstanding common stock is listed on the NYSE under the symbol “POR.”
Our principal executive offices are located at 121 SW Salmon Street, Portland, Oregon 97204. Our telephone number is (503) 464-8000. Our website is www.portlandgeneral.com. Information contained on our website does not constitute a part of this prospectus.
The foregoing information about us is only a general summary and is not intended to be comprehensive. For additional information about PGE, you should refer to the information described under the heading “Where You Can Find More Information.”

RISK FACTORS
You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2024, (together with any material changes thereto contained in subsequently filed Quarterly reports on Form 10-Q), the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to above under “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement with respect to the proceeds from the sale of the particular securities to which such prospectus supplement relates, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes, including financing capital projects and refinancing existing indebtedness.

DESCRIPTION OF SECURITIES
This prospectus contains a summary of our common stock, debt securities, stock purchase contracts, stock purchase units and first mortgage bonds. These summaries are not meant to be a complete description of each security. The particular terms of any security to be issued pursuant hereto will be set forth in a related prospectus supplement. This prospectus and the accompanying prospectus supplement will contain the material terms and conditions for each security.

DESCRIPTION OF COMMON STOCK
The following description of our common stock is a summary and is subject to our Third Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and our Twelfth Amended and Restated Bylaws (“Bylaws”) and to the applicable provisions of Oregon corporate law. You should refer to our Articles of Incorporation and our Bylaws and to Oregon corporate law for a complete understanding of the terms and rights of our common stock.
General
Our Articles of Incorporation provide that we have authority to issue up to 160,000,000 shares of common stock, no par value. Our common stock is listed and traded on the New York Stock Exchange under the ticker symbol “POR.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Voting Rights
Except as otherwise provided by law or our Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, all of the voting power of our shareholders is vested in the holders of our common stock, and each holder of common stock has one vote for each share on all matters voted upon by our shareholders. Our Articles of Incorporation do not provide for cumulative voting for the election of directors.
Dividend Rights
Except as otherwise provided by law, regulatory restriction or the Articles of Incorporation, and subject to the rights of holders of any outstanding shares of our preferred stock, holders of our common stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds legally available for the payment of dividends.
Other Rights
Holders of our common stock do not have any preemptive or other rights to subscribe for, purchase or receive any proportionate or other amount of our common stock or any securities of the Company convertible into our common stock upon the issuance of our common stock or any such convertible securities. There are also no redemption or sinking fund provisions applicable to our common stock.
Liquidation Rights
If we were voluntarily or involuntarily liquidated, dissolved or wound up, the holders of our outstanding shares of common stock would be entitled to share in the distribution of all assets remaining after payment of all of our liabilities and after satisfaction of prior distribution rights and payment of any distributions owing to holders of any outstanding shares of our preferred stock.
Liability for Calls and Assessments
The outstanding shares of our common stock are validly issued, fully paid and non-assessable.
Shareholder Action
Except as otherwise required by law, a majority of the shares of our common stock entitled to be voted at a meeting constitutes a quorum for the transaction of business at a meeting. Except as otherwise required by law, each matter, other than the election of directors, is decided by a majority of votes cast. Directors are elected annually by a majority of votes cast by the shares entitled to vote in an election at a meeting at which a quorum is present, except in the case of a contested election. In the case of a contested election, directors are elected by a plurality of votes cast by the shares entitled to vote in an election at a meeting at which a quorum is present. Special meetings of our shareholders may be called by our Chairman of the Board, our Chief Executive Officer, our President or by our Board of Directors.
Except as otherwise provided by law or in our Articles of Incorporation, and subject to restrictions on the taking of shareholder action without a meeting under applicable law or the rules of a national securities association or exchange, action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be required to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.
Vacancies and Removal of Directors
Any vacancy, including a vacancy resulting from an increase in the number of directors, occurring on our Board of Directors may be filled by our shareholders, the Board of Directors or the affirmative vote of a majority of the remaining directors if less than a quorum of the Board of Directors or by a sole remaining director. A vacancy that will occur at a specific later date, by reason of a resignation or otherwise, may be filled before the vacancy occurs, and the new director shall take office when the vacancy occurs.
Shareholders may remove one or more directors with or without cause at a meeting called expressly for that purpose. A director may be removed only if the number of votes cast to remove a director exceeds the number cast not to remove the director. If a director is elected by a voting group of shareholders, only those shareholders may participate in the vote to remove the director.
Provisions with Possible Anti-Takeover Effects
An Oregon company may provide in its articles of incorporation or bylaws that certain control share and business combination provisions in the Oregon Business Corporation Act do not apply to its shares. We have not opted out of these provisions.
Oregon Control Share Act. We are subject to Sections 60.801 through 60.816 of the Oregon Business Corporation Act, known as the “Oregon Control Share Act.” The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares it acquires in the acquisition. An acquiror is broadly defined to include companies or persons acting as a group to acquire the shares of the Oregon corporation. This restriction does not apply if voting rights are given to the control shares by:
•	a majority of the outstanding voting shares, including shares held by the company’s officers and employee directors; and
•	a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company’s officers and employee directors.
In order to retain the voting rights attached to acquired shares, this vote would be required when an acquiror’s holdings exceed 20% of the total voting power, and again at the time the acquiror’s holdings exceed 33 1/3% and 50%, respectively.
The acquiror may, but is not required to, submit to the target company an “acquiring person statement” that includes specific information about the acquiror and its plans for the company. The acquiring person statement may also request that the company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror requests a special meeting and undertakes to pay the target company’s expenses of the meeting, the directors of the target company must, within 10 days after receiving the acquiring person statement, call a special meeting for the purpose of considering the voting rights of the control shares. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquiror’s control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.
Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.
Oregon Business Combination Act. We are also subject to Sections 60.825 through 60.845 of the Oregon Business Corporation Act, known as the “Oregon Business Combination Act.” The Oregon Business

Combination Act governs business combinations between Oregon corporations and a person or entity that acquires 15% or more of the outstanding voting stock of the corporation, thereby becoming an “interested shareholder.” The Oregon Business Combination Act generally provides that the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in business combination transactions for three years following the date the person acquired the shares. Business combination transactions for this purpose include:
•	a merger or plan of exchange;
•
any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation’s assets or outstanding capital stock; and

•	transactions that result in the issuance or transfer of capital stock of the corporation to the interested shareholder.
These business combination restrictions do not apply if:
•
the board of directors approves the business combination or the transaction that resulted in the shareholder acquiring the shares before the acquiring shareholder acquires 15% or more of the corporation’s voting stock;

•
as a result of the transaction in which the person acquired the shares, the acquiring shareholder became an interested shareholder and owner of at least 85% of the outstanding voting stock of the corporation, disregarding shares owned by employee directors and shares owned by certain employee benefits plans; or

•
the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation at an annual or special meeting of shareholders, disregarding shares owned by the interested shareholder, approve the business combination after the acquiring shareholder acquires 15% or more of the corporation’s voting stock.

DESCRIPTION OF DEBT SECURITIES
We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.
The following description briefly sets forth certain general terms and provisions of the debt securities other than the first mortgage bonds that we may offer by this prospectus in one or more distinct offerings. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and trustee named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:
•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;
•	any applicable subordination provisions for any subordinated debt securities;
•	the maturity date(s) or method for determining same;
•	the interest rate(s) or the method for determining same;
•
the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•	redemption or early repayment provisions;
•	authorized denominations;
•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the Company may be made;
•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;
•
whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;
•	the amount of discount or premium, if any, with which the debt securities will be issued;
•	any covenants applicable to the particular debt securities being issued;
•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;
•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	any restriction or conditions on the transferability of the debt securities;
•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
•
provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•
any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.
We expect most debt securities to be issued in fully registered form in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, except to the extent the Trust Indenture Act of 1939 otherwise applies.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock or our debt securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price of the securities and the number of securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.
The description in an accompanying prospectus supplement of any stock purchase contract or stock purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable stock purchase contract or stock purchase unit, which will be filed with the SEC if we offer stock purchase contracts or stock purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF FIRST MORTGAGE BONDS
We may issue the first mortgage bonds under our Indenture of Mortgage and Deed of Trust dated July 1, 1945, between us and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association) as trustee (the “Trustee”), as supplemented and amended. The original mortgage, as so supplemented and amended, is referred to as the “Mortgage.” The first mortgage bonds that we may issue under the Mortgage are referred to as the “bonds.”
The following summary of material provisions of the Mortgage is not complete and may not contain all of the information that is important to you. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the Mortgage, including the defined terms contained therein. We have filed the original mortgage and certain of the supplemental indentures amending the mortgage as exhibits to the registration statement of which this prospectus is a part. In addition, prior to issuing bonds, we will file a form of supplemental indenture describing the terms of the new bonds in a post-effective amendment to the registration statement. You should read the Mortgage and any applicable form of new supplemental indenture because those documents, and not this description, will define your rights as a holder of the bonds. The Mortgage has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the bonds.
Secured Obligations
The bonds, when issued, will be our senior secured obligations and will be secured equally and ratably with all of our other first mortgage bonds now outstanding or hereafter issued under the Mortgage, by a first lien on substantially all of our now owned or hereafter acquired tangible utility property (except cash, securities, accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights, property located outside of the states of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada and Alaska, and certain other property specified in the Mortgage), subject, however, to certain permitted encumbrances and various exceptions, reservations, limitations, and minor irregularities and deficiencies in title which will not interfere with the proper operation and development of the mortgaged property. We refer to this collateral security as “bondable public utility property.”
The term “permitted encumbrances” means as of any particular time any of the following:
•
liens for taxes, assessments, or governmental charges for the then current year and taxes, assessments, or governmental charges not then delinquent; and liens for taxes, assessments, or governmental charges already delinquent, but whose validity is being contested at the time by us in good faith by appropriate proceedings;

•
liens and charges incidental to construction or current operation which have not at such time been filed or asserted or the payment of which has been adequately secured or which, in the opinion of counsel, are insignificant in amount;

•
liens, securing obligations neither assumed by us nor on account of which we customarily pay interest directly or indirectly, existing, either at July 1, 1945, or as to property thereafter acquired, at the time of acquisition by us, upon real estate or rights in or relating to real estate acquired by us for substation, measuring station, regulating station, or transmission, distribution, or other right-of-way purposes;

•
any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract, or statute to purchase, or designate a purchaser of, or order the sale of, any of our property upon payment of reasonable compensation therefor or to terminate any franchise, license, or other rights or to regulate our property and business;

•	the lien of judgments covered by insurance or if not so covered, not exceeding at any one time $100,000 in aggregate amount;
•
easements or reservations in respect of any of our property for the purpose of rights-of-way and similar purposes, reservations, restrictions, covenants, party wall agreements, conditions of record, and other encumbrances (other than to secure the payment of money) and minor irregularities or deficiencies in the record evidence of title, which in the opinion of counsel (at the time of the acquisition of the property affected or subsequently) will not interfere with the proper operation and development of the property affected thereby;

•
any lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with the Trustee or with the trustee or mortgagee under the instrument evidencing such lien or encumbrance, with irrevocable authority to the Trustee or to such other trustee or mortgagee to apply such moneys to the discharge of such lien or encumbrance to the extent required for such purposes; and

•	the lien reserved for rent and for compliance with the terms of the lease in the case of leasehold estates.
The Mortgage permits the acquisition of property subject to prior liens. However, no property subject to prior liens (other than purchase money liens) may be acquired (i) if at the date the property is acquired, the principal amount of indebtedness secured by prior liens, together with all of our other prior lien indebtedness, is greater than 10% of the aggregate principal amount of debt securities outstanding under the Mortgage, (ii) if at the date the property is acquired, the principal amount of indebtedness secured by prior liens is greater than 60% of the cost of such property to us, or (iii) in certain cases if the property had been used by another entity in a business similar to ours, unless the net earnings of such property meet certain tests.
We have covenanted, among other things,
•	to not issue debt securities under the Mortgage in any manner other than in accordance with the Mortgage;
•	except as permitted by the Mortgage, to keep the Mortgage a first priority lien on the property subject to it;
•	except as permitted by the Mortgage, to not suffer any act or thing whereby all of the properties subject to it might or could be impaired; and
•
in the event that we are no longer required to file reports with the SEC, and so long as the bonds are outstanding, to furnish to the Trustee the financial and other information that would be required to be contained in the reports filed with the SEC on Forms 10-Q, 10-K, and 8-K if we were required to file such reports.

Redemption and Purchase of Bonds
A prospectus supplement will disclose any provisions for the redemption or purchase of any particular series of bonds. Cash deposited under any provision of the Mortgage (with certain exceptions) may be applied to the purchase of the bonds.
Sinking Fund Provisions
We may establish a sinking fund for the benefit of a particular series of bonds. If a sinking fund is established, we will be required to deposit with the Trustee at certain specified times sufficient cash to redeem a percentage of the series or the whole series. The prospectus supplement with respect to that series will state the price or prices at which, and the terms and conditions upon which, the bonds will be redeemed. The prospectus supplement will also set forth the percentage of securities of the series to be redeemed.
Replacement Fund
If the amount of the minimum provision for depreciation upon bondable public utility property (as defined above) exceeds the balance of property additions credits available in any year, we will pay the excess to the Trustee on May 1 of the following year by either payments in cash or by delivery of first mortgage bonds. The balance of property additions available for credit is the net of the aggregate property additions acquired or constructed by us from March 31, 1945, to the end of the calendar year for which the payment is due, less property additions that (i) have been previously made the basis for action or credit under the Mortgage or (ii) have been used as a credit on all previous replacement fund certificates. We may, at our election, credit against any deficiency in the replacement fund amount (i) available retirements of first mortgage bonds, (ii) certain expenditures on bondable public utility property subject to prior lien, and (iii) certain retirements of prior lien indebtedness. If those credits at any time exceed the replacement fund requirement, we may withdraw cash or first mortgage bonds held by the Trustee in the replacement fund. We may also reinstate available retirements of first mortgage bonds that we previously took as credit against any replacement fund requirement.

Cash deposited in the replacement fund may, at our option, be applied to the redemption or purchase of bonds or, in certain circumstances, to the redemption or purchase of other first mortgage bonds. The redemptions of the bonds would be at the then applicable regular redemption prices.
Minimum Provision for Depreciation
Under the Mortgage, there is a “minimum provision for depreciation” of bondable public utility property. The aggregate amount of the minimum provision for depreciation of bondable public utility property for any period after March 31, 1945, is $35,023,487.50 plus an amount for each calendar year or fraction of a year after December 31, 1966, equal to the greater of (i) 2% of depreciable bondable public utility property, as shown by our books as of January 1 of that year, as to which we were required to make appropriations to a reserve for depreciation or obsolescence or (ii) the amount we actually appropriated in respect of the depreciable bondable public utility property to a reserve for depreciation or obsolescence, in either case less an amount equal to the aggregate of (a) the amount of any property additions which we made as the basis for a sinking fund credit during the calendar year, and (b) 166 2/3% of the principal amount of any first mortgage bonds of any series which we credited against any sinking fund payment or which we redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment due during the calendar year. The property additions and first mortgage bonds referred to in (a) and (b) above become disqualified from being made the basis of the authentication and delivery of first mortgage bonds or any other further action or credit under the Mortgage. In addition, the minimum provision for depreciation shall also include (1) the amount of any property additions referred to in (a) above which after December 31, 1966, were made the basis for a sinking fund credit pursuant to the provisions of a sinking fund for first mortgage bonds of any series, and thereafter became “available additions” as a result of the fact that all first mortgage bonds of such series ceased to be outstanding, and (2) 166 2/3% of the principal amount of first mortgage bonds referred to in (b) above, which after December 31, 1966, were credited against any sinking fund payment, or were redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment for first mortgage bonds of any series, and thereafter became available retirements of first mortgage bonds as a result of the fact that all first mortgage bonds of such series ceased to be outstanding.
Issuance of Additional Bonds
Subject to the issuance restrictions described below, we may issue an unlimited amount of first mortgage bonds under the Mortgage. First mortgage bonds may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding, the following: (i) 60% of the amount of available additions; (ii) an amount of cash deposited with the Trustee; and/or (iii) the aggregate principal amount of available retirements of first mortgage bonds.
With certain exceptions in the case of (iii) above, the issuance of first mortgage bonds is subject to the amount of net earnings available for interest for 12 consecutive months within the preceding 15 months being at least twice the annual interest requirements on all first mortgage bonds to be outstanding and all prior lien indebtedness. Cash deposited with the Trustee pursuant to (ii) above may be (a) withdrawn in an amount equal to 60% of available additions, (b) withdrawn in an amount equal to the aggregate principal amount of available retirements of first mortgage bonds, or (c) applied to the purchase or redemption of first mortgage bonds.
Available additions are determined, at any time, by deducting from the aggregate amount of property additions since March 31, 1945, (i) the greater of the aggregate amount of retirements of bondable public utility property not subject to a prior lien, or the aggregate amount of the minimum provision for depreciation upon bondable public utility property not subject to a prior lien since March 31, 1945, and (ii) the aggregate amount of available additions theretofore made the basis for action or credit under the Mortgage. Property additions taken as a credit against the replacement fund requirement are not deemed to be “made the basis for action or credit.”
Dividend Restrictions
So long as any of the bonds, or any of the first mortgage bonds authenticated under the Mortgage are outstanding, we will be subject to the following restrictions:
•	we may not pay or declare dividends (other than stock dividends) or other distributions on our common stock, and
•	we may not purchase any shares of our capital stock (other than in exchange for or from the proceeds of other shares of our capital stock),

in either case if the aggregate amount distributed or expended after December 31, 1944, would exceed the aggregate amount of our net income, as adjusted, available for dividends on our common stock accumulated after December 31, 1944.
Release and Substitution of Property
Property subject to the lien of the Mortgage may (subject to certain exceptions and limitations) be released only upon the substitution of cash, purchase money obligations, or certain other property or upon the basis of available additions or available retirements of bonds.
Subject to the terms and conditions contained in the Mortgage, we:
•
may, at any time, without the consent of the Trustee, sell, exchange, or otherwise dispose of, free from the lien of the Mortgage, any property subject to the lien of the Mortgage, which has become worn out, unserviceable, undesirable, or unnecessary for use in the conduct of our business; upon replacing or modifying such property, such replacement or modified property shall without further action become subject to the lien of the Mortgage;

•
may, at any time, sell, exchange, or dispose of any property (except cash, securities, or other personal property pledged or deposited with or required to be pledged or deposited with the Trustee), and the Trustee shall release such property from the operation and lien of the Mortgage upon receipt by the Trustee of certain documents and, subject to certain exceptions, cash in an amount equal to the fair value of such property;

•
shall, in the event any property is taken by the exercise of the power of eminent domain or otherwise purchased or ordered to be sold by any governmental body, deposit with the Trustee the award for or proceeds of any property so taken, purchased or sold, and such property shall be released from the lien of the Mortgage;

•
may, at any time, without the consent of the Trustee, sell, exchange, or otherwise dispose of any property (except cash, securities, or other personal property pledged or deposited with or required to be pledged or deposited with the Trustee) subject to the lien of the Mortgage which is no longer used or useful in the conduct of our business, provided the fair values of the property so sold, exchanged, or otherwise disposed of in any one calendar year shall not exceed $50,000 and cash in an amount equal to the fair value of the property is deposited with the Trustee; and

•
may, in lieu of depositing cash with the Trustee as required above, deliver to the Trustee purchase money obligations secured by a mortgage on the property to be released or disposed of, a certificate of the Trustee or other holder of a prior lien on any part of the property to be released stating that a specified amount of cash or purchase money obligations have been deposited with such Trustee or other holder, or certain other certificates from us.

Subject to certain conditions specified in the Mortgage, moneys deposited with the Trustee may be:
•	withdrawn by us to the extent of available additions and available first mortgage bond retirements;
•	withdrawn by us in amount equal to the lower of cost or fair value of property additions acquired or constructed by us; and
•	used to purchase or redeem first mortgage bonds of any series.
Notwithstanding the foregoing, proceeds received by the Trustee from a sale or disposition of substantially all of our electric properties at Portland, Oregon, may be applied only to the retirement of first mortgage bonds outstanding under the Mortgage.
Modification of the Mortgage
Under the Mortgage, our rights and obligations and the rights of the holders of the bonds may be modified with the consent of the holders of 75% in aggregate principal amount of the outstanding first mortgage bonds, including the consent of holders of 60% in aggregate principal amount of the first mortgage bonds of each series affected by the modification. No modification of the principal or interest payment terms, no modification permitting the creation of any lien not otherwise permitted under the Mortgage, and no modification reducing the percentage required for modifications, will be effective without the consent of the holders of all first mortgage bonds then outstanding. The Mortgage may also be modified in various other respects not inconsistent with the Mortgage and which do not adversely affect the interests of the holders of bonds.
Consolidation, Merger, and Conveyance of Assets
The terms of the Mortgage do not preclude us from merging or consolidating with, or from transferring all of the trust estate substantially as an entirety to, a corporation lawfully entitled to acquire and operate our utility assets (a “successor corporation”), provided that the lien and security of the Mortgage and the rights and powers of the Trustee and the holders of the bonds continue unimpaired. Any such merger, consolidation, or transfer, if it involves a successor corporation owning property subject to existing liens, must comply with the requirements of the Mortgage relating to the acquisition of property subject to a prior lien, which requirements are described in the third paragraph under “Secured Obligations” above. At or before the time of any such merger, consolidation, or transfer permitted by the Mortgage, the successor corporation must execute and record a supplemental indenture with the Trustee pursuant to which the successor corporation assumes all of our obligations under the Mortgage and agrees to pay the bonds in accordance with their terms. Thereafter, the successor corporation will have the right to issue additional first mortgage bonds under the Mortgage in accordance with its terms, and all such first mortgage bonds shall have the same legal rank and security as the bonds and the other first mortgage bonds issued under the Mortgage. Property acquired by the successor corporation after a merger, consolidation, or transfer described above shall not be subject to the lien of the Mortgage unless expressly made a part of the trust estate pursuant to a supplemental indenture.
The Mortgage does not contain any provisions that afford holders of bonds special protection in the event that we consummate a highly leveraged transaction; however, the bonds would continue to be entitled to the benefit of a first priority lien on the property subject to the Mortgage (other than property acquired by us subject to a prior lien) as described above.
Defaults and Notice
Each of the following will constitute a default:
•	failure to pay the principal when due;
•	failure to pay interest for 60 days after it is due;
•	failure to deposit any sinking or replacement fund payment for 60 days after it is due;
•	certain events in bankruptcy, insolvency, or reorganization of us; and
•	failure to perform any other covenant in the Mortgage that continues for 60 days after being given written notice, including the failure to pay any of our other indebtedness.
The Trustee may withhold notice to the holders of first mortgage bonds of any default (except in payment of principal, interest, or any sinking or purchase fund installment) if it in good faith determines that withholding notice is in the interest of the holders of the first mortgage bonds issued under the Mortgage.
If an event of default occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the first mortgage bonds may declare the entire principal and accrued interest due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the first mortgage bonds can annul the declaration and its consequences.
No holder of first mortgage bonds may enforce the lien of the Mortgage, unless (i) it has given the Trustee written notice of default, (ii) the holders of 25% of the first mortgage bonds have requested the Trustee to act and have offered the Trustee reasonable indemnity, and (iii) the Trustee has failed to act within 60 days. The holders of a majority in principal amount of the first mortgage bonds may direct the time, method, and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee.
Evidence to be Furnished to the Trustee
Compliance with Mortgage provisions is evidenced by the written statements of our officers or persons we selected and paid. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser, or other expert (who in some instances must be independent) must be furnished. Various certificates and other papers are required to be filed annually and upon the occurrence of certain events, including an annual certificate with respect to compliance with the terms of the Mortgage and the absence of defaults.
Interest and Payment
The prospectus supplement will set forth:
•	the interest rate or rates or the method of determination of the interest rate or rates of the bonds;
•	the date or dates on which the interest is payable; and
•	the office or agency in the Borough of Manhattan, City and State of New York at which interest will be payable.
Concerning the Trustee
Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association) is the Trustee under the Mortgage. We maintain ordinary banking relationships and credit facilities with Wells Fargo Bank, National Association. The holders of a majority in principal amount of the outstanding first mortgage bonds issued under the Mortgage may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Mortgage provides that if default occurs (and it is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Mortgage at the request of any holder of securities issued under the Mortgage, unless that holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability, or expense, and then only to the extent required by the terms of the Mortgage. The Trustee may resign from its duties with respect to the Mortgage at any time or may be removed by us. If the Trustee resigns, is removed, or becomes incapable of acting as Trustee or a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the Mortgage.
Governing Law
The Mortgage provides that it and any bonds issued thereunder are governed by, and construed in accordance with, the laws of the state of New York, except to the extent the Trust Indenture Act of 1939 otherwise applies.

PLAN OF DISTRIBUTION
We may sell the offered securities from time to time:
•	through underwriters or dealers;
•	through agents;
•	directly to one or more purchasers; or
•	through a combination of any of these methods of sale.
The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov. Information about us, including our SEC filings, is also available through our website at www.portlandgeneral.com. However, information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.
This prospectus is part of a registration statement filed by us with the SEC. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:
•
Those portions of our Definitive Proxy Statement on Schedule 14A, which we filed with the SEC on March 5, 2025, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which we filed with the SEC on February 14, 2025;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, which we filed with the SEC on April 25, 2025 and July 25, 2025, respectively;
•	Current Reports on Form 8-K, which we filed with the SEC on March 27, 2025, April 23, 2025, May 23, 2025, May 30, 2025, June 11, 2025, and June 18, 2025; and
•
The description of our common stock contained in Item 1 of our Form 8-A filed with the SEC on March 31, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, including any subsequent amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all documents we may subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct requests for such copies to:
Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204
Attention: Nick White, Manager of Investor Relations
Telephone: (503) 464-8073

LEGAL MATTERS
Unless otherwise specified in a prospectus supplement accompanying this prospectus, Angelica Espinosa, our Senior Vice President and Chief Legal and Compliance Officer, and Latham & Watkins LLP, will pass upon certain legal matters for us in connection with the securities offered by this prospectus. As of July 24, 2025, Angelica Espinosa beneficially owned 20,134 shares of our common stock.
EXPERTS
The financial statements of the Company incorporated by reference in this Prospectus, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

DIVIDEND REINVESTMENT
AND DIRECT STOCK PURCHASE PLAN
2,452,692 Shares of
Common Stock
Prospectus Supplement

July 25, 2025